Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2008 4th Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
February 26, 2008; 6:00 p.m. CT

Participant 1:	Good afternoon. I don’t know if you mentioned in your prepared remarks — so far in the first quarter this year, have you made any share repurchases?

Monty Bennett:	We have made share repurchases. We just haven’t disclosed the details of it. But I can tell that you our inclination for share repurchases is more measured than in the fourth quarter. In the fourth quarter, there was a temporary restriction lifted by the SEC where you could buy more than 25% of your average trading volume on a daily basis. And so we took advantage of that, and that doesn’t exist anymore. And also our inclination is just to buy shares more slowly.

Participant 1:	Okay. I have two more questions here. The next one is, I wonder if you could shed some light on what your LIBOR expectations are for the remainder of the year and for 2010?

Monty Bennett:	My expectation is that LIBOR will be low, low for quite some time. Fed Chairman Bernanke, his direct quote is for some extended period of time or something like that. The only fluctuation that may occur is the difference that has emerged between the Fed funds rate which I expect to be low, and LIBOR, which is the perceived health or the opposite of these banks out there. If you noticed, the 30 day LIBOR, has crept up over the past month or so as the question of the banks have come up. So it might spike here and there as people’s fears about the banks get elevated, and then come back down, but generally we expect it to be quite low for some time.

Participant 1:	Okay. Thank you. Then one last question has to do with your fourth-quarter results. I saw that other general administrative was down substantially year-over-year. Is the $2.1 million a fair run rate to use going forward?

David Kimichik:	This is Kimo. Yes, a good number. We are budgeting actually down 5% for A&G year-over-year, so that is a pretty good number.

Participant 1:	Okay. I guess a little more color on the year-over-year dramatic drop-off. Was that mostly — could you give a little more color on what drove that down?

David Kimichik:	We have some accruals that we had throughout the year that didn’t materialize, so we just wrote those off.
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Monty Bennett:	Bonus accruals for one.

Participant 1:	Okay. Thank you very much. That’s all.

Monty Bennett:	Thanks.

Participant 2:	Good afternoon, guys. Welcome back, Kimo, great to have you back. Doug, I guess a question for you on the swap. Assuming the balance sheet number of $88 million for interest rates derivatives, a majority of that value is for the swap, and with the run rate of interest savings being about $16 million a year based on the fourth-quarter number — that would assume that it pays itself back in about 5.5 years. Can you talk about the value of that swap and if you think about unwinding it maybe? And how that may relate to the fixed charge covenant test as an offset, as a trade-off?

Monty Bennett:	I will address part of it and let Kimo address the balance of it. As far as unwinding it, we have no plans to unwind it right now. Having offset our quarterly results is exactly what it was designed for, not as a hedge, not as a financial instrument play. That is not our specialty. Kimo, why don’t you hit the rest of them?

David Kimichik:	Well, I think the overriding question is the number on our balance sheet a good number, and I think the answer is no. I think it’s a contrived number that they come up with and they try to estimate what the balance is as of the end of the month or the end of the quarter. I think it probably will be significantly different if you try to measure it today. And so I don’t think you should use that in your equation on the swap.

Participant 2:	Okay. So just in terms of materially different, is it half of that number? What kind of order of magnitude do you think the fair market value of that swap might be today?

David Kimichik:	I am not even going to go there.

Monty Bennett:	It has a lot to do with the volatility in the marketplace, and the volatility has gone up since the end of the year fairly significantly. And so that changes the value and can change the value, and that number is not just the swap. It has to do with the floor and the caps as well. But in fact I think the swap is more than $88 million and net of the others brings it down a little bit. But it’s hard to say exactly what we would get if we went out there and sold it in the marketplace. Also what is changing every day is expectations of the curve change — as the yield curve of LIBOR changes. I think what Kimo is saying is that to sit and look at what the calculation was at the end of the year and think that is what is worth today, it is not. It moves around a decent amount.
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Participant 2:	It seems like it’s got a purpose is that it’s netted against your interest expense for the fixed charge coverage, and clearly it’s providing some fairly nice cushion in that sense.

Monty Bennett:	Exactly, and it’s netted against interest expense for the fixed charge coverage, although it’s not netted as interest expense in our P&L. It’s in EBITDA. The benefit’s in the EBITDA, and we record interest as our interest expense.

Participant 2:	Right. Okay, good. I just have one other question. Just on the Extended Stay America loan, and basically, I was just curious as to what tests it did or did not pass that gave you confidence in the present value of that and recognition at the tail end that you will be paid back in full?

Monty Bennett:	Sure. First I want to point out something that you hinted at. When you go to impair an asset, especially a note receivable, it is not what you sell that note in the open market for today. That is not the current market value of it. It is a calculation based upon a number of factors. And in our earnings release and in our script, we kind of laid that out. We said a loan is impaired when based upon current information and events it is probable that we will be unable to collect all amounts reported on assets on the balance sheet according to the contractual terms of the loan agreement.

We don’t like to get into individual situations very much, but I will comment on the ESA since it is a largest part of our portfolio that it is being covered through our piece, I think, 1.7 times through the end of the year. And with the drop in LIBOR, the coverage still remains — seems to be pretty strong for us, even with the downturn. So to look two years out or 2.5 years out and say that it is probable that we won’t get paid off, it’s just too much of a stretch for us to look too far in advance and say it is probable that it won’t get paid off. We do believe very strongly the value of the portfolio at our last [dollar per piece] about $83,000 does exist, and the portfolio is worth more than that and will be worth more than that. That also doesn’t necessarily mean that you’re going to get paid off in full, but the test is do we think it is probable that we won’t get paid off in 2.5 years, and we are just not prepared to say that.

Participant 2:	Okay. That’s fair. Thank you.

Monty Bennett:	Thanks.

Participant 3:	Good afternoon, guys. I guess — I am not going to doubt I guess Bernanke and what his view is on interest rates, but the concern is inevitably you could see inflation creeping into the system and drive long-term rates higher. Does that mean you will likely want to keep your debt pegged on the short end of the curve if the government’s plan is to keep, I guess, the rates they can control low?
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Monty Bennett:	Sure, good question. We have a lot of discussion internally about that. The concern of inflation does affect the long end of the curve. But the short end of the curve is governed almost entirely by what the Fed keeps the Fed funds rates at. So it would have to take some time for us to have some exposure. It would have to take the Fed to raise rates significantly in order to ward off this inflation and put us potentially in a deeper recession. And so we just see that as remote, number one.

Number two, hotels are a great business that are an inflation hedge. And unlike other real estate types, if there is inflation out there, then we will be the first to benefit with being able to raise room rates, and to be able to offset that. Now our peers won’t be in the same situation. In that situation, we wouldn’t do as well as our peers, but we wouldn’t face trouble in meeting debt service and the like because of it. And, again, the purpose of this was as a hedge against RevPAR, not as a financial instrument play.

And lastly, we do have caps on it. We have caps on the full $1.8 billion through October of this year, and then caps on half of it for another couple of years. And then after that, we are exposed. And we are constantly looking at the cost of putting caps on the rest of that $1.8 billion, what is outstanding in the future years. And weighing it against when is the best time to do that. So we do look at it. It is something that we want to monitor closely. But at least right now, we would rather like to start to see the Fed start to move or something start to happen before we went out there and buy those caps, because they can be expensive. We just think the greater risk right now to the industry is further deterioration of RevPAR and that’s what we are focused. And at some point in time they will shift and our greater risk that we perceive will be related to interest rates.

Participant 3:	I would say not just Ashford, but effectively for your investment in Extended Stay as well, because LIBOR is clearly helping them. In that vein, just to clarify something you said earlier, was the 1.7 times cash flow coverage you mentioned specific to your tranche, tranche 6? And is that cash flow coverage for — your forecast for 2009 or trailing in 2008?

Monty Bennett:	Trailing and just through our piece.

Participant 3:	Okay. And then are you able to share with us any details specific to Extended Stay and really what their — what the mood was maybe in their EBITDA and what the debt service converages that — in tranches 7 through 10 north of you guys?

Monty Bennett:	We rather not get into all of those details. The only comment is that in some of the more subordinate pieces are concerned about their ability to get repaid and are wanting to talk to the other
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lenders about what to do about it. But other than that, really nothing is going to be done until some of those subordinate pieces can’t get paid, and we will see what they do.

Participant 3:	I can’t remember if you disclosed it before, but does Ashford effectively control tranche 6 or do you have partners in that? Or have you named them?

Doug Kessler:	We do not control the mezz 6 tranche. There are other participants in the tranche, as there are in many of the tranches, and we believe that some of that is still held by financial institutions that originated that debt.

Participant 3:	A few other questions to wrap up on some of the margins and mortgages. I am not asking for guidance in 2009, but I am curious in your perspective of how you are thinking of managing EBITDA margins? Some of your competitors are strongly convinced that margin declines can be contained to roughly 250 basis points under nearly every RevPAR scenario, whereas others seem to feel it’s much more of a range, much more fluid. Which camp to you tend to fall into? Is it possible to have the agility to manage margin deterioration so finely when visibility is poor and revenues are so volatile day to day?

Monty Bennett:	Sure, good question. It is much easier to control margins with Remington, our affiliate manager, than it is other third parties and especially the brands. So that has an impact on it. But no, we don’t think that one can hold the margins to 250 regardless of revenues. The more revenues drop, the more margins are going to drop. And we think for our portfolio, if revenues are down 10% to 15% say, then margin drop-off could be anywhere between 350 to 550 bps.

Participant 3:	That is helpful. On mortgages — for the $55 million mortgage due in 2010 on the JW Marriott in San Francisco, I think you said the extensions are available if certain coverage tests are met. Where is coverage? And I guess where do you need to be?

Monty Bennett:	We don’t even have those in front of us here. And probably wouldn’t want to get into that level of detail if we did, but suffice to say that Doug is spearheading our refinancing efforts, and he’s all over it to make sure that our maturities in ‘09, 2010, and 2011 are adequately covered.

Participant 3:	One last question, I guess maybe I will get the same answer — but you refinanced the Gateway Marriott in DC. Does that new loan carry any recourse to Ashford? And I guess how are you thinking of accelerating that maturity versus maximizing proceeds?

Doug Kessler:	Sure. The old loan was a situation where it was effectively into a cash trap. And so, in order to get the cash out of it, we wanted to
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refinance it. We were able to get more proceeds and it is not recourse. And that is a very important provision to us which is to maintain our loans at nonrecourse, and almost all of our loans are non-recourse. I think there’s just one loan — JW Marriott has got a partial recourse that burns off at some levels, but I think it’s only 20% of that balance. That is important to us to maintain.

Participant 3:	Thank you, guys.

Monty Bennett:	Thanks.

Participant 4:	Good afternoon and welcome back, Kimo. With the — just with the Extended Stay America, the Four Seasons — both of those are current on payments, correct?

Monty Bennett:	Which properties?

Participant 4:	With the — you mentioned — you had the write-off during the quarter and then you had the Extended Stay and Four Seasons Nevis properties which you had mentioned before were having issues. Both of those are current on payments, correct?

Monty Bennett:	The two loans that are not current on payments are the Westin loans and the Nevis loans. Everything else is current.

Participant 4:	The Nevis one is being covered by insurance, correct?

Monty Bennett:	Well, it — hopefully. The way we have calculated the claim and the business interruption insurance that we think that ultimately the insurance company should pay debt service. But I say that hesitantly because there is just a lot of work to get there and a lot of it. So we don’t book it in anticipation of it happening. I should say we hope it will happen, but if someone’s not paying, we don’t book it as an accrual until it comes in. So those two aren’t paying, so they are not being booked.

Participant 4:	No concerns about any of their mezz notes, correct?

Monty Bennett:	There’s concern about every mezz note. It’s a tough market out there. So far so good.

Participant 4:	Okay. That is helpful. Second, in terms of dispositions. I know you guys mentioned you are out there marketing additional ones. Do you expect to close on some transactions this year or are spreads just too far apart at this point?

Monty Bennett:	We don’t expect to close on any transaction any time soon. Whether we can close on some later in the year, time will tell. We hope so, and spreads are very far apart.
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Participant 4:	Okay. And the fourth quarter, you had pretty — very good margin controls and you implemented a lot of cost controls in the third and fourth quarter there. How much more is there left to wring out on the expense side?

Monty Bennett:	I don’t — I am not sure how to answer that exactly, but we are doing as much as we can. And working with our — with Remington and the other managers to constantly cut back, and at one point every cost is variable at certain levels. So we are trying to be very, very proactive to do that. Again, we have better luck with Remington and with our independent managers than with brands — although to give the brands credit, they are being as flexible as they ever have been in cutting back on costs. So — in other words, I think in the quarter we were down 8.8% for all of our hotels in RevPAR, and industry continues to get worse or so it seems. If RevPAR is below that, we would anticipate to have more cuts. But they are harder coming, no question.

Participant 4:	Okay. And in the press release also you talked about CapEx above and beyond your reserves. What do you expect for total CapEx including reserves in 2009?

Monty Bennett:	Including reserves, our CapEx plan for 2009 is $117 million. But if you are putting that in for your model, be careful because our 2009 plan gets spent in 2009 and 2010 because of carryovers. So it is a decent amount of CapEx, but I think the most important figure is the one in that release that talks about the amount of cash out of pocket for 2009, which is that $37.8 million is what we anticipate. And again, that is part of ‘08 hangover plans and ‘09 plans.

Participant 4:	Okay. And finally, since it’s almost the end of February here. This isn’t forward-looking. What were the trends in January and February across the portfolio? What benefit did you see from the inauguration in DC.?

Monty Bennett:	It’s tough out there in January and February. Clearly we have got a benefit for the inauguration in DC. We have a few DC assets. And so they fared well in January. We are not giving specific information on performance of January and February, although we are considering whether to give a prerelease for the first quarter in the first part of April as we did in the fourth quarter. We haven’t made that decision for sure yet, but we are considering it.

Participant 4:	Okay. Thanks, guys.
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